Exhibit 99

DREW INDUSTRIES INCORPORATED
Compensation Recoupment Policy

To reflect sound corporate governance, the Committee has adopted a recoupment policy for executive officers that allows for the recovery of performance-based compensation amounts paid under an incentive compensation plan, including any discretionary bonus amounts and equity awards under the Company’s Equity Award and Incentive Plan or any successor plan, the amount, payment and/or vesting of which was calculated based wholly, or in part, on the application of financial performance criteria.

This policy applies in the event there is a required financial restatement due to material noncompliance with any financial reporting requirements under the securities laws, as determined by the Board of Directors, which results in performance-based compensation that would have been a lower amount if such compensation had been calculated based on such restated results. The Company will, within 12 months of such a restatement, seek reimbursement from current and former executive officers for the three-year period preceding the date that the Company determines it is required to restate financial statements. The amount of reimbursement will be the excess, if any, of the amount actually paid to (or in the case of equity awards, the number of shares earned by) the affected executive officer over the amount or number of shares which should have been paid or earned based upon the restated results. The Committee will be responsible, in its reasonable discretion, for (i) determining the individuals subject to the recoupment, and (ii) approving the amounts to be recouped, after taking into consideration the effect of any such restatement on all years considered.

If the Committee determines to seek a recovery pursuant to this policy, it shall make a written demand for repayment from the executive officer and, if the executive officer does not within a reasonable period tender repayment in response to such demand, and the Committee determines that he or she is unlikely to do so, the Committee may offset such amount against amounts otherwise owed to such individual, seek a court order against the executive officer for such repayment, or pursue other remedies available at law or in equity.

This policy will be disclosed on the Company’s website, to executive officers of the Company who receive performance-based awards and in the Company’s proxy statement for its annual meeting of shareholders. For purposes of this policy, the term “executive officer” shall refer to any “officer” of the Company for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, as determined from time to time by the Board of Directors, and such other officers of the Company and/or its operating subsidiaries as the Committee may establish by resolution from time to time.

This policy does not apply to restatements that the Board determines are required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or caused by the Company’s decision to change its accounting practice as permitted by applicable law.

Any determination or other action by the Committee pursuant to this policy shall be made and taken by a vote of a majority of its members and submitted to the Board of Directors for approval.

This policy will be modified to the extent that the Securities and Exchange Commission issues guidance that requires changes in order for the Company’s securities to continue to be listed on an applicable stock exchange.